For period ended 01/31/2009                                          Series 31
File No. 811-7852

Sub-Item 77O:  Transactions effected pursuant to Rule 10f-3
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UBS GLOBAL ASSET MANAGEMENT INC. (GROWTH AND INCOME FUND)

NAME OF ISSUER:  Metlife Inc.

DATE OF OFFERING:  October 8, 2008

DATE OF PURCHASE:  October 8, 2008

UNDERWRITER FROM WHOM PURCHASED: CS First Boston

"AFFILIATE" UNDERWRITER IN THE SYNDICATE:  UBS Investment Bank

AGGREGATE PRINCIPAL AMOUNT OF PURCHASE:  $2,500,000

AGGREGATE PRINCIPAL AMOUNT OF OFFERING:  $75,000,000

PURCHASE PRICE:  $26.50/share

COMMISSION, SPREAD OR PROFIT:  $0.413/share

NOTE: The Board of Directors has approved the transaction which was effected in accordance with the Board approved Rule 10f-3 procedures.